FOR IMMEDIATE RELEASE

Contact Information:
Cedar Shopping Centers
Leo S. Ullman, Chairman, CEO and President
(516) 944-4525
lsu@cedarshoppingcenters.com

PRESS RELEASE

CEDAR SHOPPING CENTERS ESTABLISHES FFO GUIDANCE FOR 2007
-Updates FFO Guidance for 2006-

Port Washington, New York – December 11, 2006 – Cedar Shopping Centers, Inc. (NYSE: “CDR”) today announced funds from operations (“FFO”) guidance of $1.25-to-$1.30 per share/OP Unit on a fully diluted basis for the calendar year 2007. A reconciliation of net income applicable to common shareholders, calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to FFO is included in the following table. The Company is also updating its FFO guidance for the full year 2006, which it now expects to be $1.20 per share/OP Unit on a fully diluted basis, which is at the lower end of its guidance range given to investors on November 7, 2006. This compares to the Company’s reported FFO of $1.03 per share/OP Unit for the calendar year 2005.

The Company’s FFO guidance for 2007 assumes the continued execution of its business plan involving the acquisition of supermarket-anchored shopping centers and drug store-anchored convenience centers, the development and redevelopment of acquired properties and land and intensive leasing management of the Company’s mature properties.

The following table summarizes the Company’s reconciliation of FFO to net income applicable to common shareholders, the most directly applicable GAAP measure, for the calendar years 2006 and 2007.

		2007 Range

	2006	Low	High

Net income applicable to
common shareholders	$7,048,000	$11,280,000	$13,088,000
Add (deduct):
Depreciation and amortization	34,716,000	36,253,000	36,253,000
Limited partners' interest	403,000	619,000	718,000
Adjustments for partnerships and joint ventures, net	(547,000)	(462,000)	(462,000)
Other, net	(146,000)	—	—

Funds From Operations	$41,474,000	$47,690,000	$49,597,000

FFO per common share (assuming conversion of OP Units)

Basic	$1.21	$1.25	$1.30

Diluted	$1.20	$1.25	$1.30

Weighted average number of common shares:
Basic	32,669,000	36,168,000	36,168,000
Assuming conversion of OP Units	1,737,000	1,984,000	1,984,000

Shares used for basic FFO per share	34,406,000	38,152,000	38,152,000

Diluted	32,791,000	36,168,000	36,168,000
Assuming conversion of OP Units	1,744,000	1,984,000	1,984,000

Shares used for diluted FFO per share	34,535,000	38,152,000	38,152,000

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of the securities laws. Forward-looking statements include, without limitation, statements containing the words “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import which express the Company’s belief, expectations or intentions regarding future performance or future events or trends. While forward-looking statements reflect good faith beliefs, they are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of the Company’s control. Certain factors that might cause such a difference include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in the Company’s market areas in particular; the financial viability of the Company’s tenants; the continuing availability of shopping center acquisitions, and development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital in the public and private markets; changes in interest rates; the fact that returns from development, redevelopment and acquisition activities may not be at expected levels; the Company’s potential inability to realize the level of proceeds from property sales as initially expected; inherent risks in ongoing development and redevelopment projects including, but not limited to, cost overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration of current leases; and the financial flexibility to refinance debt obligations when due. Such forward-looking statements speak only as of the date hereof. The Company does not intend, and disclaims any duty or obligation, to update or revise any forward-looking statements set forth in this release to reflect any change in expectations, change in information, new information, future events or circumstances on which such information was based.

Non-GAAP Financial Measures – FFO

Funds From Operations (“FFO”) is a widely-recognized measure of REIT performance. The Company computes FFO in accordance with the “White Paper” on FFO published by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income applicable to common shareholders (determined in accordance with GAAP), excluding gains or losses from debt restructurings and sales of properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are computed to reflect FFO on the same basis. In computing FFO, the Company does not add back to net income applicable to common shareholders the amortization of costs incurred in connection with its financing or hedging activities, or depreciation of non-real estate assets, but does add back to net income applicable to common shareholders those items that are defined as “extraordinary” under GAAP. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income applicable to common shareholders (determined in accordance with GAAP) as an indication of the Company’s financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of liquidity. As the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another. FFO is not indicative of cash available to fund ongoing cash needs.

About Cedar Shopping Centers

Cedar Shopping Centers, Inc. is a self-managed real estate investment trust focused on supermarket-anchored shopping centers and drug store-anchored convenience centers, which has realized significant growth in assets and shareholder value since its public offering in October 2003. The Company presently owns and operates 96 of such primarily supermarket- and drug store-anchored centers with an aggregate of approximately 10 million square feet of gross leasable area, located in nine states, predominantly in the Northeast and mid-Atlantic regions. The Company also owns 12 development parcels aggregating approximately 195 acres and has entered into purchase agreements for an additional 143 acres within the same geographic area.